News Release

Berry Petroleum Company                         Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                   E-mail:  ir@bry.com
Bakersfield, California 93309-0640            Internet:  www.bry.com

Contacts:
Robert F. Heinemann, Chairman, Interim President and Interim CEO
Ralph J. Goehring, Senior Vice President and CFO


        BERRY PETROLEUM COMPANY DESIGNATES INTERIM GOVERNANCE
                PROCEDURES AND NAMES SEARCH COMMITTEE


BAKERSFIELD, CA - May 14, 2004 - Berry Petroleum Company (NYSE:BRY) announced that the board of directors has formed a Search Committee to direct the process leading to the naming of a permanent president and chief executive officer. The Search Committee consists of Mr. Martin H. Young, Chairman, Mr. Ralph B. Busch, III, and Mr. John A. Hagg.

During this period, while Mr. Robert Heinemann serves as interim president and chief executive officer as well as chairman of the board, the executive sessions of the board will be chaired in his absence on a rotating basis by the respective Chairmen of the Audit Committee, Mr. Martin H. Young; the Corporate Governance and
Nominating Committee, Mr. J. Herbert Gaul; and the Compensation Committee, Mr. Thomas J. Jamieson. Further, during this period, Mr. Heinemann will not be deemed an ex-officio member of any of the board committees. Although persons designated as ex-officio members neither have a right to attend meetings, nor to vote, nevertheless the ex-officio designation of the chairman of the board as to the committees is suspended and all members of the board committees are independent.

Mr. Heinemann stated, "The board is proceeding expeditiously in the search and while a specific timetable can not be predicted, the board's goal is to complete the process over the next three to four months. In the meantime, the board is very appreciative of all of the efforts of the Berry employees, particularly the management team, as we continue to enjoy outstanding operating and financial results."

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.


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